Exhibit (n)(1)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm included in Post-Effective Amendment No. 25 to the Registration Statement on Form N-6 under the Securities Act of 1933, as amended (the “1933 Act”), of Empower Executive Benefit VUL II NY (File No. 333-144503).  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP__
Faegre Drinker Biddle & Reath LLP

Washington, D.C.
April 28, 2023